BARNABUS ENERGY ANNOUNCES CHANGES TO BOARD

CARLSBAD, CA October 27, 2005/MARKETWIRE/ -- Barnabus Energy, Inc. (OTCBB: BBSE) (ISIN: US06769P2011 / WKN:A0D8Y7) is pleased to announce the appointment of Mr. Norman J. Dodd to the Company’s Board of Directors.

Mr. Dodd is the CEO of Barnabus Energy’s partner Solar Roofing Systems of Ontario, Canada. As previously announced, the appointment comes as part of the acquisition agreement whereby senior executives from both companies have agreed to sit on each other’s board.

Mr. Dodd is a graduate of Ontario’s Brock University and spent over a decade working with Proctor and Gamble in the areas of Sales, Sales Management, Customer Marketing, and Broker Management. He then went on to found Broker Sales Management Group, which represented secondary brands throughout the various vertical market networks across Canada. His career includes a successful partnership in Sales Performance Group providing specialized training and skills performance measurements for a variety of industries including the Petro-Chemical, Electrical Generation, Packaged Goods, Banking and in the Public sectors.

When the company was sold in 1999, he moved on to become President and partner of LabX, the largest on-line auction system of scientific equipment.

During his time at LabX, he met Dr. Heshmat Laaly, a world-renowned expert in traditional roofing materials and photovoltaics who owned a patent for a flexible Building-Integrated Photovoltaic (BIPV) product. He concluded that the product concept had broad commercial potential, and Solar Roofing Systems Inc, was formed shortly thereafter. Working with a team of top solar experts, he has spearheaded the development of SolarSave, the most advanced BIPV roofing product available.

Regarding today’s announcement, Barnabus President, Mr. David Saltman stated; “Norman has an enviable track record of developing successful businesses and I’m certain that his broad-based management skills will ensure that Solar Roofing Systems achieves its vision. We look forward to his expertise on the board at Barnabus and to a mutually beneficial partnership as we move ahead into what we feel confident will be a significant year ahead.”

In related news, the resignation of former Company President, and recent interim CFO, Mr. Kerry Nagy was announced today. The Company would like to thank Mr. Nagy for his outstanding service and wishes him the very best in his future endeavors. Both announcements are effective immediately

ABOUT THE COMPANY

Barnabus Energy, Inc. (BBSE) is committed to the development of a diversified energy project portfolio. The Company is currently acquiring commercially viable projects in both conventional and renewable energy sectors. Management has closely aligned itself with key strategic partnerships that will move the Company forward towards future acquisitions and growth. The company's model is a focused approach to the exploitation of targeted, low-risk development opportunities.

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Barnabus Energy, Inc. has little or no control.

ON BEHALF OF THE BOARD

Barnabus Energy, Inc.

/s/ David Saltman
David Saltman, President

Investor Relations Contact: Brad Long 1-800-250-2610

Visit our website at www.barnabusenergy.com